Exhibit 99.1
Horizon Offshore Effects 1-For-25 Reverse Stock Split and
Announces New Trading Symbol
HOUSTON April 12, 2006 — Horizon Offshore, Inc. today announced the effectiveness of its previously announced one-for-twenty-five (1-for-25) reverse stock split. Shares will begin trading on a split-adjusted basis with the opening of the Over-the-Counter Bulletin Board (OTCBB) market on April 13, 2006. Horizon’s new common stock trading symbol is HRZO.OB, replacing its former symbol, HOFF.OB, used for the pre-split common shares. Horizon stockholders will receive instructions from its transfer agent, Mellon Investor Services LLC, about the procedure for exchanging shares of pre-split common stock into shares of post-split common stock.
Horizon will not issue any fractional shares of its new common stock as a result of the reverse stock split. Instead, any fractional shares will be rounded up to the next highest whole number of shares. Further details of the Company’s reverse stock split are discussed in the Company’s definitive information statement filed with the Securities and Exchange Commission on March 21, 2006.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and other energy related industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s reliance on sufficient cash flow from operations and external sources of financing to meet its debt obligations and capital requirements; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Contact: Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.